EXHIBIT 5.1

LEGAL OPINION OF

HORGAN, ROSEN, BECKHAM & COREN, L.L.P.

[LETTERHEAD OF HORGAN, ROSEN, BECKHAM & COREN, L.L.P.]

December 29, 2014

Community West Bancshares

445 Pine Avenue

Goleta, California 93117

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Community West Bancshares (the “Company”) in connection with the registration by the Company of a total of up to 500,000 shares of the Company’s Common Stock, no par value per share (the “Shares”), issuable by the Company upon the exercise of options granted under the Community West Bancshares 2014 Stock Option Plan and options granted and which may be granted thereunder (the “Plan”).

A Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering the Shares is being filed with the Securities and Exchange Commission concurrently herewith.

In connection herewith we have examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Articles of Incorporation and Bylaws of the Company, as amended, the Plan, proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

The opinion set forth below is subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.	We have assumed without verification the genuineness of all signatures on all documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.	In connection with all factual matters regarding the opinion set forth below, we have relied exclusively upon statements and certifications of officers of the Company. We have not verified any factual matters in connection with or apart from our review of such certifications and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company and all statements of officers of the Company.

C.	The opinion set forth below is based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinion would not be different after any change in any of the foregoing occurring after the date hereof. While we believe that the opinion set forth below accurately reflects the state of relevant law, the opinion involves mixed questions of fact and law in matters as to which there is no clear precedent. Furthermore, both statutes and interpretations thereof are subject to change from time to time and, accordingly, we cannot assure you that, in the event any of the issues dealt with in the opinion set forth below is litigated, our position would be sustained by the courts.

D.	We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the California General Corporation Law (the “CGCL”) as in effect on this date. Insofar as the opinion expressed below relates to the CGCL, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

E.	We have assumed that the certificates for the Shares to be issued will conform to the specimen thereof examined by us and will be duly registered and countersigned by the Company’s transfer agent.

Based on the foregoing, we are of the opinion that, when sold in accordance with the terms and conditions of the Plan and the respective Stock Option Agreements, the Shares will be duly authorized by the Company and will be validly issued, fully paid and nonassessable under the CGCL as in effect on this date.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the effective time of the Registration Statement. We undertake no responsibility to update or supplement it after such date.

* * * * * * * * * * *

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

HORGAN, ROSEN, BECKHAM & COREN, L.L.P.